Exhibit 99.1

Beacon Roofing Supply Adds Douglas L. Young to its Board of Directors

HERNDON, Va. — (BUSINESS WIRE) — October 15, 2014 — Beacon Roofing Supply, Inc. (the “Company”) (NASDAQ: BECN) announced today that it has added Douglas L. Young to its Board of Directors, effective immediately.

Mr. Young is Executive Vice President of Lennox International, Inc. (NYSE: LII), a global leader in the climate control industry. Mr. Young joined Lennox in 1999 and since 2006, has served as the President and Chief Operating Officer of Lennox’s Residential Heating and Cooling division, which had 2013 revenue of $1.6 billion. Prior to his tenure at Lennox, Mr. Young spent 14 years at General Electric, where he held several operational, marketing, sales and product management positions in GE’s consumer appliance division.

“We are very pleased to welcome Doug to our Board of Directors,” said Robert R. Buck, Beacon's Chairman. “His broad executive and operational experience, particularly his current leadership role at a public company as well regarded as Lennox, will be extremely valuable for Beacon as we move forward with our planned continued growth.” Mr. Young added: “I am excited about joining Beacon's Board of Directors. Beacon’s growth and performance in the 10 years since its IPO has been impressive and I look forward to working with management and the other Board members to continue to build value for our shareholders, customers and employees.”

About Beacon Roofing Supply

Beacon Roofing Supply, Inc. is a leading distributor of residential and commercial roofing materials and complementary building products, with sales for the Company’s 2013 fiscal year exceeding $2.2 billion. As of June 30, 2014, Beacon operated 254 branches in 40 states in the United States and six provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Beacon Roofing Supply Inc.'s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

BECN-F

Beacon Roofing Supply, Inc.
Joseph Nowicki, 571-323-3940
Executive Vice President & Chief Financial Officer
JNowicki@becn.com

Source: Beacon Roofing Supply, Inc.

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